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EXHIBIT 23.2

[KPMG LOGO AND LETTERHEAD]


KPMG LLP
Chartered Accountants
400 - 626 Agnes Street                                Telephone (604) 527-3600
New Westminster BC                                    Telefax (604) 527-3636
Canada V3M SY4                                        www.kpmg.ca


CONSENT OF INDEPENDENT AUDITOR

The Board of Directors
Blue Zone, Inc.


We consent to the incorporation by reference herein of our report dated February 2, 2001 filed as part of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and to the reference to our firm under the headings "Experts" and "Selected Consolidated Financial Data" in the prospectus. Our report dated February 2, 2001 contains an explanatory paragraph that states that the Company's losses and negative cash flows from operations raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.



/s/ KPMG LLP


Vancouver, Canada
July 24, 2001







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